Exhibit10.12

FIRST AMENDMENT TO THE AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This FIRST AMENDMENT TO THE AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “First Amendment”) is entered into by and between NexMed, Inc., a Nevada corporation (the “Company”) and Mark Westgate (the “Executive”).

WHEREAS, the Company and Executive entered into an Amended and Restated Employment Agreement dated December 11, 2007 (the “Agreement”), pursuant to which the Company employs Executive as its Vice President of Finance and Chief Financial Officer, and Executive agreed to serve in that capacity;

WHEREAS, the Agreement provides for certain terms and conditions about which the Company and Executive agreed upon; and

WHEREAS, the Company and Executive mutually desire to adjust Executive’s compensation from June 15, 2009 to September 11, 2009 (“Salary Adjustment Period”).

NOW, THEREFORE, the Company and Executive agree to modify and amend the Agreement as follows:

1.           Compensation.  Effective June 15, 2009, Section 3(a) of the Agreement shall be amended and restated in its entirety to provide as follows:

Base Salary.  From June 15, 2009 to September 11, 2009, the Company shall pay Executive a base salary, subject to increase at the discretion of the Board of Directors of the Company (the “Board”), at the annual rate of $188,000 (the “Adjusted Base Salary”), payable in regular installments in accordance with the Company’s usual payroll practices.  From September 12, 2009 until the end of the Employment Term, Executive’s Base Salary shall increase to the annual rate of $235,000, which was his annual salary immediately prior to the Salary Adjustment Period (“Initial Base Salary”), subject to further increase at the discretion of the Board and payable in regular installments in accordance with the Company’s usual payroll practices.  Executive waives any right to future payment to compensate him for the adjustment in his salary during the Salary Adjustment Period.  Executive acknowledges that a Bonus, if any, awarded for 2009, shall take into consideration his Base Salary during the Salary Adjustment Period.  Accordingly, any Bonus awarded to Executive for 2009, as defined in Paragraph 3(b) of the Agreement, will be an amount not to exceed 50% of the annual rate of $223,250.  Executive’s Initial Base Salary shall be the basis for calculating Severance, as defined in Paragraph 6(c) of the Agreement, and for calculating any benefits awarded under the Company’s life insurance, accidental death and dismemberment insurance, and short-term and long-term disability plans.  Executive further acknowledges that the adjustment in his salary during the Salary Adjustment Period does not constitute “Good Reason” for terminating his employment, as defined in Paragraph 6(d) of the Agreement.

2.           Confirmation of Agreement.   In all other respects, the terms and conditions of the Agreement are hereby ratified and confirmed.  In the event of any conflict or inconsistency between the terms of this First Amendment and the terms of the Agreement, the terms of this First Amendment shall prevail.

3.           Signature in Counterparts.  This First Amendment may be executed in separate counterparts, which shall together constitute the original First Amendment.  This First Amendment shall become effective as of the date it is signed by all parties hereto.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this First Amendment as of the date last written below.

NEXMED, INC.

By:	/s/ Linda Burns	Date:	June 15, 2009
Name: Linda Burns
Title: Director, Human Resources

/s/ Mark Westgate		Date:	June 15, 2009
Mark Westgate